Filed Pursuant to Rule 433
Dated June 26, 2007
Registration Statement No. 333-136056

American General Finance Corporation Medium-Term Notes, Series J Due Nine Months or More From Date of Issue Floating Rate Medium-Term Notes, Series J, Due June 29, 2009
Issuer:	American General Finance Corporation
Issue of Securities:	Floating Rate Medium-Term Notes, Series J, due June 29, 2009
Specified Currency:	U.S. Dollars
Principal Amount:	$300,000,000
Interest Rate:	Federal Funds Rate + 14 bps
Spread (+/-):	+ 14 bps
Reporting Service:	Reuters as the successor service to Moneyline Telerate, with Reuters page FEDFUNDS1 as the successor to Moneyline Telerate Page 120
Initial Interest Rate:	To be determined on June 28, 2007
Interest Reset Dates:	Each Business Day
Interest Payment Dates:	Quarterly on the 29th of each March, June, September and December, commencing October 1, 2007 (because September 29, 2007 and September 30, 2007 are not Business Days)
Stated Maturity:	June 29, 2009
Public Offering Price:	100.00%
Agent’s Discount or Commission:	0.10%
Net Proceeds to Issuer:	$299,700,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	June 29, 2007 (T + 3)
CUSIP:	02635PTM5
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
Sole Book Runner:	Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, the underwriter or any dealer participating in the offering can arrange to send you the prospectus if you request it by calling Wachovia Capital Markets, LLC toll-free at 1-866-289-1262.

Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006